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                                                                       EXHIBIT 5

               [JEFFER, MANGELS, BUTLER & MARMARO LLP LETTERHEAD]






                              November 23, 1998                       59720-0001






FutureLink Distribution Corp.
603-7th Avenue S.W.
Suite 550
Calgary, Alberta
CANADA T2P 2T5


      Re:  FutureLink Distribution Corp. -
           Amendment No. 2 to
           Registration Statement on Form SB-2

Gentlemen:

      At your request, we have examined Amendment No. 2 to the Registration Statement on Form SB-2, No. 333-62133 (the "Registration Statement"), that FutureLink Distribution Corp., a Colorado corporation (the "Company") has filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of: (i) 4,250,000 shares of common stock of the Company underlying the Exchangeable Shares as defined in that certain Agreement dated August 4, 1998 between the Company, Donald A. Bialik, Olivia B. Bialik, Bialik Family Trust, Riverview Management Corporation and Sysgold Ltd., as amended by an Agreement dated August 21, 1998 (collectively, the "Sysgold Agreement"), (ii) 9,615,385 Shares of common stock underlying up to $5,000,000 principal amount of 10% Convertible Debentures as defined in that certain Debenture Acquisition Agreement between the Company and Thompson Kernaghan & Co., Ltd. ("TK Agreement") and (iii) 1,000,000 Shares of common stock underlying Thomas Kernaghan & Co., Ltd. warrants as defined in the TK Agreement, all such shares to be offered for resale by certain securityholders of the Company. The total number of shares of common stock of the Company registered under the Registration Statement equals 14,865,385 shares (the "Shares").


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JEFFER, MANGELS, BUTLER & MARMARO LLP


FutureLink Distribution Corp.
November 23, 1998
Page 2



      Subject to the qualifications stated herein, it is our opinion that upon receipt of consideration for the Shares, the Shares will be validly issued, fully paid and non-assessable. We are not opining as to the validity or due issuance of any shares which may be deemed senior to the common shares of the Company or to create a new class of shares of the Company, without shareholder approval.

      We express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Shares are proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Shares.

      We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Registration Statement and to the filing of this opinion in connection with such filings of applications by the Company as may be necessary to register, qualify or establish eligibility for an exemption from registration or qualification of the Shares under the blue sky laws of any state or other jurisdiction. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

      The opinions set forth herein are based upon the federal laws of the United States of America. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

      The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the date of this opinion.

                                       Respectfully submitted,




                                       /s/ JEFFER, MANGELS, BUTLER & MARMARO LLP
                                       JEFFER, MANGELS, BUTLER & MARMARO LLP